Exhibit 10.7

EXECUTION VERSION

CREDIT AGREEMENT

between

TerraForm Power, Inc.,

as Borrower,

and

Brookfield Asset Management Inc. and
Brookfield Finance Luxembourg S.à r.l.,

as Lenders

Dated as of October 16, 2017

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1

1.1	Defined Terms	1
1.2	Terms Generally	19
1.3	Accounting Terms; GAAP	19
1.4	Time	20

ARTICLE 2 THE REVOLVING CREDIT		20

2.1	Commitment	20
2.2	LIBOR Loans and Borrowings	20
2.3	Requests for Borrowings	20
2.4	Interest	21
2.5	Evidence of Debt	22
2.6	Termination and Reduction of Revolving Credit	22
2.7	Repayment of LIBOR Loans	22
2.8	Voluntary Prepayments	22
2.9	Mandatory Prepayments	23
2.10	Breakage Costs	24
2.11	Taxes	27
2.12	Mitigation Obligations; Replacement of Lenders	27
2.13	Payments Generally	28
2.14	Currency Indemnity	28
2.15	Mandatory Rights Offering	28
2.16	Fees	29

ARTICLE 3 REPRESENTATIONS AND WARRANTIES		29

3.1	Organization; Requisite Power and Authority; Qualification	29
3.2	Due Authorization	30
3.3	No Conflicts	30
3.4	Government Consents	30
3.5	Binding Obligation	30
3.6	No Material Adverse Effect	31
3.7	Adverse Proceedings	31
3.8	Payment of Taxes	31
3.9	Environmental Matters	32
3.10	Governmental Regulation	32
3.11	Federal Reserve Regulations; Exchange Act	32
3.12	Employee Benefit Plans	32
3.13	Solvency	33
3.14	Compliance with Statutes, Etc.	33
3.15	Disclosure	33
3.16	PATRIOT Act, Anti-Corruption, Sanctions	33
3.17	Energy Regulatory Matters	34

ARTICLE 4 CONDITIONS PRECEDENT		35

4.1	Conditions Precedent to Closing	35
4.2	Conditions Precedent to Borrowings.	37

ARTICLE 5 AFFIRMATIVE COVENANTS		38

5.1	Financial Statements and Other Reports	38
5.2	Existence	39
5.3	Payment of Taxes and Claims	40
5.4	Maintenance of Properties	40
5.5	Insurance	40
5.6	Books and Records; Inspections	40
5.7	Compliance with Laws	41
5.8	Environmental	41
5.9	Further Assurances	42
5.10	Energy Regulatory Status	42

ARTICLE 6 NEGATIVE COVENANTS		42

6.1	Swap Contracts.	42
6.2	Fundamental Changes.	43
6.3	Conduct of the Business.	43

ARTICLE 7 EVENTS OF DEFAULT		44

7.1	Events of Default	44
7.2	Legal Proceedings	47
7.3	Non-Merger	47

ARTICLE 8 MISCELLANEOUS		48

8.1	Notices	48
8.2	Waivers; Amendments	48
8.3	Expenses; Indemnity	49
8.4	Successors and Assigns	50
8.5	Survival	50
8.6	Counterparts; Integration; Effectiveness	50
8.7	Severability	51
8.8	Right of Set Off	51
8.9	Governing Law; Jurisdiction	51
8.10	Waiver of Jury Trial	52
8.11	Headings	52
8.12	Usury Savings Clause	52
8.13	No Fiduciary Duty	53
8.14	Electronic Execution of Credit Documents	53
8.15	Independence of Covenants	53

ii

Exhibit A FORM OF BORROWING REQUEST

Exhibit B-1 CERTIFICATE RE NON-BANK STATUS FOR NON-U.S. LENDERS THAT ARE NOT PARTNERSHIPS FOR U.S. INCOME TAX PURPOSES

Exhibit B-2 CERTIFICATE RE NON-BANK STATUS FOR NON-U.S. LENDERS THAT ARE PARTNERSHIPS FOR U.S. INCOME TAX PURPOSES

Exhibit C FORM OF REGISTER

iii

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is dated as of October 16, 2017 and is entered into between TerraForm Power, Inc., a Delaware corporation, as Borrower, and Brookfield Asset Management Inc., a corporation existing under the laws of the Province of Ontario, and Brookfield Finance Luxembourg S.à r.l., a société à responsabilité limitée organized under the laws of the Grand Duchy of Luxembourg, as Lenders.

The parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

1.1	Defined Terms

As used in this Agreement, the following terms have the meanings specified below:

“Acquisition” means the acquisition by Orion US Holdings of not less than 50.1% of the Equity Interests in the Borrower, as contemplated by the Acquisition Agreement.

“Acquisition Agreement” means that certain Merger and Sponsorship Transaction Agreement, dated as of March 6, 2017, by and among the Borrower, Orion US Holdings and BRE TERP Holdings Inc., a Delaware corporation.

“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened in writing against or affecting the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person.

“Agreement” means this Credit Agreement and all schedules and exhibits attached hereto, as amended, restated, supplemented or otherwise modified from time to time.

“Applicable Law” means, in respect of any Person, property, transaction, event or other matter, as applicable, all Laws relating or applicable to such Person, property, transaction, event or matter.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person (other than the Borrower or any of its Subsidiaries), in one transaction or a series of transactions, of all or any part of the Borrower’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the Equity Interests of any of the Borrower’s Subsidiaries (but excluding, for the avoidance of doubt, the Equity Interests in the Borrower), other than (i) inventory (or other assets, including energy and renewable energy credits, climate change levy exemption certificates, embedded benefits and other environmental attributes) sold, leased or licensed out in the ordinary course of business, (ii) the sale by the Borrower or any Subsidiary of property that is no longer useful or necessary to the conduct of the business of the Borrower or any Subsidiary in the ordinary course of business (excluding sales of one or more Non-Recourse Subsidiaries), (iii) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business, (iv) the granting of Liens and (v) sales, leases or sub-leases (as lessor or sublessor), sale and leasebacks, assignments, conveyances, exclusive licenses (as licensor or sublicensor), transfers or other dispositions to, or any exchanges of property with, any Person for aggregate consideration of less than $10,000,000 in the aggregate in any Fiscal Year.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer, treasurer or other authorized signatory of such Person; provided that the secretary or assistant secretary of such Person shall have delivered an incumbency certificate to the Lenders as to the authority of such Authorized Officer.

“Availability Period Termination Date” means the earliest of (a) the date that is the third anniversary of the Effective Date (such date, the “Initial Termination Date”); provided that if the Borrower or any of its Subsidiaries has entered into a definitive acquisition agreement on or prior to the Initial Termination Date with respect to a Funded Acquisition that will be consummated after the Initial Termination Date, then the Availability Period Termination Date for LIBOR Loans that will be used for the Permitted Use set forth in clause (i) of Section 2.1.2 with respect to such Funded Acquisition shall be extended to the date that is 42 months after the Effective Date, (b) the date on which an Equity Event has occurred and (c) the date on which a MSA Event has occurred.

“Available Amount” has the meaning specified in Section 2.1.1.

“BAM” means Brookfield Asset Management Inc., a corporation existing under the laws of the Province of Ontario.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Borrower” means TerraForm Power, Inc., a Delaware corporation.

“Borrowing” means any availment of any of the Revolving Credit and includes a rollover or conversion of any outstanding LIBOR Loan.

“Borrowing Maturity Date” means, with respect to any LIBOR Loan, the earlier to occur of (i) the second anniversary of the borrowing of such LIBOR Loan and (ii) the Revolving Credit Maturity Date.

“Borrowing Request” means a request by the Borrower for a Borrowing pursuant to Section 2.3.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Toronto, Ontario, or New York, New York are authorized or required by applicable law to remain closed.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means, as at any date of determination, any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or the Canadian government or (b) issued by any agency of the United States or Canada and the obligations of which are backed by the full faith and credit of the United States or Canada, as applicable, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any State of the United States or any province of Canada or any political subdivision of any such State or province or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than three months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within three months after such date and issued or accepted by any commercial bank organized under the laws of the United States or Canada or any State or province thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

“Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit B-1 or B-2, as applicable.

“Claim” has the meaning specified in Section 8.3.2.

“Clean Energy System” means a solar, wind, biomass, natural gas, hydroelectric, geothermal, renewable energy (including battery storage), conventional power, energy efficiency systems, electric transmission and distribution or water installation projects (or a hybrid energy generating installation that utilizes a combination of any of the foregoing), in each case whether commercial or residential in nature.

“Collateral” means, collectively, all of the property (including Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Documents” means the Pledge and Security Agreement, the Intellectual Property Security Agreements (if any), and all other instruments, documents and agreements delivered by or on behalf of the Borrower pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, the Lenders a Lien on any property of the Borrower as security for the Obligations.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” means, with respect to any Person at any time, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ability to exercise voting power, by contract, by virtue of being (or controlling) the general partner, the managing partner, the manager, the board of managers or the board of directors of such Person, by virtue of beneficial ownership or control over a majority of the economic interests of such Person, or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Document” means any of this Agreement, the Collateral Documents and all other documents, certificates, instruments or agreements executed and delivered by or on behalf of the Borrower for the benefit of the Lenders in connection herewith on or after the date hereof.

“Currency Due” has the meaning specified in Section 2.14.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or which, upon notice, lapse of time or both, would, unless cured or waived, become an Event of Default.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) contractually provides for the scheduled payments or dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Revolving Credit Maturity Date, except, in the case of clauses (i) and (ii), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations and the termination of the Revolving Credit).

“Dollars” and “$” refer to lawful money of the United States unless otherwise indicated.

“Earn Out Indebtedness” has the meaning assigned to such term in the definition of the term “Indebtedness”.

“Effective Date” means October 16, 2017.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, the Borrower or (solely with respect to an employee benefit plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA or is otherwise subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA) any of its ERISA Affiliates.

“Environmental Claim” means any investigation, written notice, request for information, notice of potential liability, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with the presence, Release or threatened Release of Hazardous Materials; or (iii) in connection with any actual or alleged liability under Environmental Law arising from any damage, injury, threat or harm to human health or safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) the protection of the environment; (ii) the generation, use, storage, transportation, disposal or Release of Hazardous Materials; (iii) occupational health and safety and industrial hygiene; or (iv) the protection of human, plant or animal health or natural resources, in any manner applicable to the Borrower or any of its Subsidiaries or any Facility.

“Equity Event” has the meaning assigned to such term in the definition of the term “Revolving Credit Maturity Date”.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing; provided that no Permitted Exchangeable Bond Indebtedness or Permitted Convertible Bond Indebtedness shall constitute an Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) solely for purposes of Sections 302 and 303 of ERISA and Sections 412 and 430 of the Internal Revenue Code, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of the Borrower shall continue to be considered an ERISA Affiliate of the Borrower within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Borrower and with respect to liabilities arising after such period for which the Borrower could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Sections 412 or 430 of the Internal Revenue Code or Sections 302 or 303 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code or Section 303(j) of ERISA with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by the Borrower or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Borrower or any of its ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on the Borrower or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of the Borrower or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by the Borrower or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the receipt by the Borrower or any of its ERISA Affiliates of notice from any Multiemployer Plan that such Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (ix) the occurrence of an act or omission which could give rise to the imposition on the Borrower or (solely with respect to Taxes imposed under Section 4971 of the Internal Revenue Code) any of its ERISA Affiliates of fines, penalties, Taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4971 of ERISA in respect of any Employee Benefit Plan; (x) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against the Borrower or any of its ERISA Affiliates in connection with any Employee Benefit Plan; (xi) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (xii) a determination that any Pension Plan is, or is expected to be in “at-risk” status (as defined in Section 303(i) of ERISA or Section 430(i) of the Internal Revenue Code); or (xiii) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or Section 4068 of ERISA upon the property and rights to property belonging to the Borrower or any of its ERISA Affiliates.

“Event of Default” has the meaning specified in Section 7.1.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Lender or required to be withheld or deducted from a payment to any Lender: (a) income Tax imposed on (or measured by) its taxable income, franchise Taxes and branch profit Taxes, in each case, (i) by the Laws of the jurisdiction in which such Lender is incorporated, organized, managed or controlled or in which its principal lending office is located or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Revolving Credit pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Revolving Credit (other than pursuant to an assignment request by the Borrower under Section 2.12.2) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) any Fee Withholding Taxes, (d) Taxes attributable to such Lender’s failure to comply with Section 2.11.6 and (e) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Term Loan Refinancing Documents” has the meaning assigned to such term in the Opco Credit Agreement.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Borrower or any of its Subsidiaries or any of their respective predecessors.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any intergovernmental agreements entered into by the United States that implement or modify the foregoing (together with the portions of any law, regulations, rules or practices implementing such intergovernmental agreements).

“FCPA” has the meaning assigned to such term in Section 3.16.

“Federal Energy Regulatory Authorizations, Exemptions, and Waivers” has the meaning assigned to such term in Section 3.17.4.

“Fee Withholding Taxes” means any U.S. federal tax imposed on or with respect to any payments made to any Lender by the Borrower under Sections 2.10 and 2.16 of this Agreement or on account of any obligation of the Borrower under Sections 2.10 and 2.16, by Sections 871, 872, 881 and 882 and Sections 1441 through 1464 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any additions or penalties assessed thereupon.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of the Borrower that such financial statements fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than Liens arising in the ordinary course of the Borrower’s business or by operation of law (but excluding any Liens securing Indebtedness for borrowed money).

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31 of each calendar year.

“FPA” has the meaning assigned to such term in Section 3.17.3.

“Funded Acquisition” means any acquisition by any Subsidiary that has been approved by the Borrower’s internal approval process to be funded in whole or in part with proceeds of the LIBOR Loans.

“GAAP” means United States generally accepted accounting principles in effect as of the date of determination thereof. Furthermore, at any time after the Effective Date, the Borrower may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP and GAAP concepts shall thereafter be construed to refer to IFRS and the corresponding IFRS concepts (except as otherwise provided in this Agreement); provided that any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof, any supra-national body (such as the European Union or the European Central Bank) or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity, supra-national body or government.

“Governmental Authorization” means any permit, license, tariff, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Growth Capital Expenditure” means any profit-improving capital expenditures that has been approved by the Borrower’s internal approval process to be funded in whole or in part with proceeds of the LIBOR Loans.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which is reasonably likely to pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements in effect as of the date of determination thereof.

“Immaterial Entity” means, as of any date, any Subsidiary that would be an “Immaterial Entity” as of such date as determined under the Opco Credit Agreement.

“Immaterial Subsidiary” means, as of any date, any Subsidiary that would be an “Immaterial Subsidiary” as of such date as determined under the Opco Credit Agreement.

“Indebtedness” means, as applied to any Person, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding (A) any such obligations incurred under ERISA, (B) any earn-out obligations consisting of the deferred purchase price of property acquired until such obligation becomes a liability on the balance sheet of such person in accordance with GAAP and is no longer contingent (“Earn Out Indebtedness”) and (C) accounts payable in the ordinary course of business and not more than 120 days overdue), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all Indebtedness of any other Person that is secured by any Lien on any property or asset owned by that Person regardless of whether the Indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings (but excluding letters of credit for the account of any Persons other than Credit Parties which are cash collateralized or with respect to which back-to-back letters of credit have been issued); (vii) Disqualified Equity Interests; (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Indebtedness of another Person; and (ix) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, whether entered into for hedging or speculative purposes or otherwise; provided that Permitted Equity Commitments, Permitted Project Undertakings, Permitted Deferred Acquisition Obligations, Permitted Call Transactions (as such term is defined in the Opco Credit Agreement) and Project Obligations shall not constitute Indebtedness. For the avoidance of doubt, the Borrower’s obligations pursuant to the Acquisition Agreement to issue additional Equity Interests upon the final resolution of certain litigation specified in the Acquisition Agreement shall not constitute Indebtedness.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 8.3.2.

“Intellectual Property” has the meaning assigned to such term in the Pledge and Security Agreement.

“Intellectual Property Asset” means, at the time of determination, any interest (fee, license or otherwise) then owned by the Borrower in any Intellectual Property.

“Intellectual Property Security Agreements” is as defined in the Pledge and Security Agreement.

“Interest Payment Date” means, in the case of a LIBOR Loan, the last day of each Interest Period relating to such LIBOR Loan, provided that if an Interest Period for any LIBOR Loan is of a duration exceeding three months, then “Interest Payment Date” will also include each date which occurs at each three-month interval during such Interest Period.

“Interest Period” means, with respect to a LIBOR Loan, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three, six or twelve months thereafter (or such other periods thereafter as may from time to time to be agreed to by the Borrower requesting such LIBOR Loan and the Lenders); provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period will be extended to the immediately succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period will end on the next preceding Business Day, (b) any Interest Period pertaining to a LIBOR Loan that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) will end on the last Business Day of the last calendar month of such Interest Period, and (c) no Interest Period will extend beyond the Revolving Credit Maturity Date. For purposes hereof, the date of a Borrowing initially will be the date on which such Borrowing is made and, in the case of a converted or continued Borrowing, thereafter will be the effective date of the most recent conversion or continuation of such Borrowing.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter.

“Interpolated Rate” means, with respect to any LIBOR Loan for any Interest Period, a rate per annum which results from interpolating on a linear basis between (a) the applicable LIBOR Screen Rate for the longest maturity for which a LIBOR Screen Rate is available that is shorter than such Interest Period and (b) the applicable LIBOR Screen Rate for the shortest maturity for which a LIBOR Screen Rate is available that is longer than such Interest Period, in each case at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period.

“Judgment Currency” has the meaning specified in Section 2.14.

“Laws” means all applicable federal, provincial, municipal, foreign and international statutes, acts, codes, ordinances, decrees, treaties, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards or any provisions of the foregoing, and all policies, practices, directives and guidelines in each case of any Governmental Authority and having the force of law; and “Law” means any one or more of the foregoing.

“Lender” means each of (a) BAM and (b) LuxCo, and, in each case, its successors and permitted assigns.

“LIBOR” means, with respect to any LIBOR Loan, for any Interest Period, (i) the rate per annum determined by the Lenders to be the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) (the “LIBO Screen Rate”) for deposits (for delivery on the first day of such Interest Period with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period, (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Lenders to be the offered rate on such other page or other service which displays the LIBO Screen Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period or (iii) in the event the rates referenced in the preceding clauses (i) and (ii) are not available, the rate per annum determined by the Lenders to be the average offered quotation rate by major banks in the London interbank market to the Lenders for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the LIBOR Loan for which LIBOR is then being determined with maturities comparable to such Interest Period as of approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period; provided that if LIBO Screen Rates are quoted under either of the preceding clauses (i) or (ii), but there is no such quotation for the Interest Period elected, then the LIBO Screen Rate shall be equal to the Interpolated Rate; provided, further, that if any such rate determined pursuant to the preceding clauses (i), (ii) or (iii) is below zero, LIBOR will be deemed to be zero.

“LIBOR Loan” means a loan denominated in Dollars made hereunder which bears interest at a rate based upon LIBOR.

“LIBOR Screen Rate” has the meaning assigned to such term in the definition of the term “LIBOR”.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“LuxCo” means Brookfield Finance Luxembourg S.à r.l., a société à responsabilité limitée organized under the laws of the Grand Duchy of Luxembourg.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Master Services Agreement” means that certain Management Services Agreement dated as of October 16, 2017 among Borrower, Opco Holdings, Opco Borrower, and BAM and certain Affiliates thereof.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business, operations or financial condition of the Borrower and its Subsidiaries (other than Immaterial Subsidiaries), taken as a whole; (ii) the ability of the Borrower to perform its material Obligations; or (iii) the rights, remedies and benefits available to, or conferred upon, the Lenders under any Credit Document.

“MSA Event” has the meaning assigned to such term in the definition of the term “Revolving Credit Maturity Date.”

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of the Borrower and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Indebtedness of the type described in clause (ix) of the definition thereof. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Indebtedness as of the date of determination (assuming such Indebtedness was to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Indebtedness as of the date of determination (assuming such Indebtedness was to be terminated as of that date).

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event, including any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earnout, but excluding any reasonable interest payments), but only as and when received, minus (b) the sum, without duplication, of (i) all reasonable fees and out-of-pocket expenses paid in connection with such event by the Borrower and its Subsidiaries to Persons other than Affiliates of the Borrower or any Subsidiary, (ii) in the case of a sale, transfer, lease or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments that are made by the Borrower and its Subsidiaries as a result of such event to repay Indebtedness (other than the LIBOR Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event (including any interest, premiums or fees in respect of such Indebtedness required to be paid in connection with such repayment) and (iii) the amount of all Taxes paid (or reasonably estimated to be payable) by the Borrower and its Subsidiaries, and the amount of any reserves established by the Borrower and its Subsidiaries in accordance with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities (other than any earnout obligations) reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by a Responsible Officer). For purposes of this definition, in the event any contingent liability reserve established with respect to any event as described in clause (b)(iii) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be receipt, on the date of such reduction, of cash proceeds in respect of such event.

“Non-Recourse Project Indebtedness” means Indebtedness of a Non-Recourse Subsidiary owed to an unrelated Person with respect to which the creditor has no recourse (including by virtue of a Lien, guarantee or otherwise) to the Borrower or any Subsidiary which is a Credit Party under and as defined in the Opco Credit Agreement, other than recourse against any such Subsidiary (a) in respect of any acquisition or contribution agreement with respect to any investment permitted under the Opco Credit Agreement entered into by such Subsidiary, (b) by virtue of rights of such Non-Recourse Subsidiary under a Project Obligation collaterally assigned to such creditor, which rights may be exercised pursuant to such Project Obligation against such Subsidiary or (c) pursuant to Permitted Project Undertakings or Permitted Equity Commitments.

“Non-Recourse Subsidiary” means:

(a)
any Subsidiary of Opco Borrower that (i) (x) is the owner, lessor and/or operator of (or is formed to own, lease or operate) one or more Clean Energy Systems or conducts activities reasonably related or ancillary thereto, (y) is the lessee or borrower (or is formed to be the lessee or borrower) in respect of Non-Recourse Project Indebtedness financing one or more Clean Energy Systems, and/or (z) develops or constructs (or is formed to develop or construct) one or more Clean Energy Systems, (ii) has no Subsidiaries and owns no material assets other than those assets necessary for the ownership, leasing, development, construction or operation of such Clean Energy Systems or any activities reasonably related or ancillary thereto and (iii) has no Indebtedness other than intercompany Indebtedness and Non-Recourse Project Indebtedness; and

(b)
any Subsidiary that (i) is the direct or indirect owner of all or a portion of the Equity Interests in one or more Persons, each of which meets the qualifications set forth in clause (a) above, (ii) has no Subsidiaries other than Subsidiaries each of which meets the qualifications set forth in clause (a) or clause (b)(i) above, (iii) owns no material assets other than those assets necessary for the ownership, leasing, development, construction or operation of Clean Energy Systems or any activities reasonably related or ancillary thereto, (iv) has no Indebtedness other than intercompany Indebtedness and Non-Recourse Project Indebtedness and (v) is not a direct Subsidiary of the Borrower, Opco Holdings or Opco Borrower.

“Non-U.S. Lender” has the meaning specified in Section 2.11.6.

“Obligations” means all present and future debts, liabilities and obligations of the Borrower to the Lenders under this Agreement, whether absolute or contingent, due or to become due, existing on the Effective Date or thereafter arising, including, without limitation, with respect to all LIBOR Loans, and all interest and fees owing hereunder (including those that accrue after the commencing by or against a Borrower of any insolvency or similar proceeding).

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Opco Borrower” means TerraForm Power Operating, LLC, a Delaware limited liability company.

“Opco Holdings” means TerraForm Power, LLC, a Delaware limited liability company.

“Opco Credit Agreement” means the Credit and Guaranty Agreement, to be dated as of October 17, 2017, among Opco Borrower, as borrower, Opco Holdings and certain subsidiaries of Opco Borrower, as guarantors, the lenders and issuing banks party thereto from time to time, HSBC Bank USA, National Association, as administrative agent and collateral agent), and the other Persons party thereto.

“Organizational Documents” means (i) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, organization or association, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such Organizational Document shall only be to a document of a type customarily certified by such governmental official.

“Orion US Holdings” means Orion US Holdings 1 L.P., a Delaware limited partnership.

“Other Connection Taxes” means, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any LIBOR Loan or Credit Document).

“Other Taxes” means any and all present or future stamp, court, recording, filing or documentary Taxes or similar Taxes (and interest, fines, penalties and additions related thereto) arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.12).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Sections 412 or 430 of the Internal Revenue Code or Sections 302 or 303 of ERISA.

“Permitted Convertible Bond Indebtedness” means Indebtedness of the Borrower having a feature which entitles the holder thereof to exchange all or a portion of such Indebtedness into common stock of the Borrower (or other securities or property following a merger event or other change of the common stock of the Borrower) and/or cash (in an amount determined by reference to the price of such common stock (or such other securities or property following a merger event or other change of the common stock of the Borrower)).

“Permitted Deferred Acquisition Obligation” means an obligation of any Subsidiary to pay the purchase price for the acquisition of a Person or assets over time or upon the satisfaction of certain conditions.

“Permitted Equity Commitments” means obligations of any Subsidiary to make any payment in respect of any Equity Interest in any Non-Recourse Subsidiary (and any guarantee by any Subsidiary of such obligations).

“Permitted Exchangeable Bond Indebtedness” means Indebtedness of Opco Holdings having a feature which entitles the holder thereof to exchange all or a portion of such Indebtedness into common stock of the Borrower (or other securities or property following a merger event or other change of the common stock of the Borrower) and/or cash (in an amount determined by reference to the price of such common stock (or such other securities or property following a merger event or other change of the common stock of the Borrower)).

“Permitted Project Undertakings” means guaranties by or obligations of any Subsidiary in respect of Project Obligations or Permitted Deferred Acquisition Obligations.

“Permitted Use” has the meaning specified in Section 2.1.2.

“Person” includes any natural person, corporation, company, limited liability company, unlimited liability company, trust, joint venture, association, incorporated organization, partnership, limited partnership, Governmental Authority or other entity.

“Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by the Borrower and the Lenders on the Effective Date, which shall be satisfactory in form and substance to the Lenders.

“Prepayment Event” means:

(a)	any Asset Sale;

(b)
any issuance by the Borrower of any Equity Interests, other than (i) any issuance of directors’ qualifying shares or of nominal amounts of other Equity Interests that are required to be held by specified Persons under applicable law, (ii) any such issuance of Qualified Equity Interests to management or employees of the Borrower under any employee stock option or stock purchase plan or other employee benefit plan in existence from time to time, (iii) any such issuance in accordance with the terms of the Acquisition Agreement in connection with the final resolution of certain litigation specified in the Acquisition Agreement and (iv) any such issuance to satisfy fees due under the Master Services Agreement; or

(c)
the incurrence by the Borrower or any Subsidiary of any Indebtedness (including, for the avoidance of doubt, Non-Recourse Project Indebtedness), other than (i) Indebtedness incurred under the Opco Credit Agreement or under the Existing Term Loan Refinancing Documents, (ii) Indebtedness incurred in connection with the closing of the Sponsorship Transactions and (iii) Indebtedness solely to the extent that the proceeds thereof are used to refinance Indebtedness incurred by the Borrower or any Subsidiary.

“Project Obligations” means, as to any Subsidiary, any Contractual Obligation of such Person under power purchase agreements; agreements for the purchase and sale of energy and renewable energy credits, climate change levy exemption certificates, embedded benefits and other environmental attributes; decommissioning agreements; Tax indemnities; operation and maintenance agreements; leases; development contracts; construction contracts; management services contracts; share retention agreements; warranties; bylaws, operating agreements, joint development agreements and other organizational documents; and other similar ordinary course contracts entered into in connection with owning, operating, developing or constructing Clean Energy Systems.

“Qualified Equity Interest” means Equity Interests of the Borrower other than Disqualified Equity Interests.

“Regulation T” means Regulation T of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Responsible Officer” means, in respect of the Borrower, any director or officer of such Person or the general or managing partner of such Person.

“Revolving Credit” means the revolving credit facility established pursuant to Section 2.1.1.

“Revolving Credit Maturity Date” means October 16, 2022; provided that if BAM and its Affiliates cease to hold, directly or indirectly, at least 25% of the Equity Interests of the Borrower entitled to vote for the election of directors of the Borrower (an “Equity Event”) or the Master Services Agreement is terminated or ceases to be in full force and effect as a result of the termination thereof by the Borrower or its Affiliates as a result of a breach thereof by BAM or any Service Provider (as defined in the Master Services Agreement) (an “MSA Event”), then the Revolving Credit Maturity Date shall be the date that is 180 days after the date of such Equity Event or such MSA Event, as the case may be.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Solvent” means, with respect to the Borrower and its Subsidiaries, on a consolidated basis, that as of the date of determination, both (i) (a) the sum of the Borrower’s and its Subsidiaries’, on a consolidated basis, liabilities (including contingent liabilities) does not exceed the present fair saleable value of the Borrower’s and its Subsidiaries’, on a consolidated basis, present assets; (b) the Borrower’s and its Subsidiaries’, on a consolidated basis, capital is not unreasonably small in relation to their business as contemplated on the Effective Date or with respect to any transaction contemplated to be undertaken after the Effective Date; and (c) the Borrower and its Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe (nor should they reasonably believe) that they will incur, debts beyond their ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) the Borrower and its Subsidiaries, on a consolidated basis, are “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and other applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).

“Specified Acquisition Agreement Representations” means the representations and warranties set forth in Section 5.1 of the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Lenders or their Affiliates have the right not to consummate the transactions under the Acquisition Agreement or to terminate their obligations under the Acquisition Agreement (in each case in accordance with the terms of the Acquisition Agreement) as a result of a failure of such representations and warranties in such Acquisition Agreement to be true and correct.

“Specified Representations” means the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.5, 3.10, 3.11, 3.13 and 3.16.

“Sponsorship Transactions” means, collectively, (a) the Acquisition and (b) the sponsorship arrangements between BAM and/or any of its Affiliates, on the one hand, and the Borrower and/or any of its Subsidiaries, on the other hand.

“subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof; provided that, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Subsidiaries” means, collectively, the subsidiaries of the Borrower, and “Subsidiary” means any of them; provided, however, that, for purposes of Sections 2.9.1 (including the definitions of “Asset Sale”, “Net Proceeds” and “Prepayment Event”, in each case as used in such Section), 3.7, 3.16 and 3.17 only, references to Subsidiaries shall be deemed also to be references to Unrestricted Subsidiaries and in all other cases shall exclude references to Unrestricted Subsidiaries.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Taxes” means all present and future taxes, charges, fees, levies, imposts, surtaxes, duties and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments, or similar charges of any nature, imposed by any Governmental Authority and whether disputed or not.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“United States” means the United States of America.

“Unrestricted Subsidiary” means, as of any date, any Subsidiary that is designated as an “Unrestricted Subsidiary” as of such date under the Opco Credit Agreement.

“U.S. Lender” has the meaning specified in Section 2.11.6.

1.2	Terms Generally

The definitions of terms herein will apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation.” The terms lease and license shall include sub-lease and sub-license, as applicable. Unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person. Unless the context requires otherwise: (a) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (b) any reference herein to any statute or any Section thereof will, unless otherwise expressly stated, be deemed to be a reference to such statute or Section as amended, restated or re-enacted from time to time; (c) any reference herein to any Person will be construed to include such Person’s successors and permitted assigns; (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (e) all references herein to Articles, Sections and Exhibits will be construed to refer to Articles and Sections of, and Exhibits to, this Agreement; and (f) the words “asset” and “property” will be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contractual rights.

1.3	Accounting Terms; GAAP

Except as otherwise expressly provided herein, all terms of an accounting or financial nature will be construed in accordance with GAAP, as in effect from time to time; provided that (i) if the Borrower, by notice to the Lenders, shall request a material amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Lenders, by notice to the Borrower, shall request a material amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any provision hereof to the contrary, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purposes of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as Capital Lease obligations in the financial statements to be delivered pursuant to Section 5.1.

1.4	Time

All time references herein will, unless otherwise specified, be references to local time in Toronto, Ontario, Canada. Time is of the essence for this Agreement.

ARTICLE 2
THE REVOLVING CREDIT

2.1	Commitment

2.1.1
Subject to the terms and conditions set forth herein, the Lenders hereby establish in favor of the Borrower, a Revolving Credit in the amount of $500,000,000 (as such amount may be reduced from time to time in accordance with the terms hereof, the “Available Amount”) and jointly and severally commit to make LIBOR Loans to the Borrower from time to time during the period commencing on the Effective Date and ending on the Availability Period Termination Date, the aggregate outstanding principal amount of all such LIBOR Loans not exceeding at any time the amount of the Available Amount. Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and re-borrow LIBOR Loans.

2.1.2
Advances under the Revolving Credit may only be used, directly or indirectly, to fund all or a portion of (i) the cash consideration for Funded Acquisitions, which consideration may include the defeasance or repayment of Indebtedness of the acquired Person, and (ii) Growth Capital Expenditures (each, a “Permitted Use”). For the avoidance of doubt, the advances under the Revolving Credit may not be used (directly or indirectly) to repay Indebtedness (other than of the acquired Person as set forth above).

2.1.3
Notwithstanding anything herein to the contrary, all LIBOR Loans made hereunder to the Borrower shall be funded by LuxCo unless LuxCo is unable to meet its funding obligations with respect to any such LIBOR Loan, in which case BAM shall be required to fund any such unfunded LIBOR Loans. All payments of interest and principal by the Borrower hereunder with respect to any LIBOR Loans funded by LuxCo will be for the account of LuxCo, and all payments of interest and principal by the Borrower hereunder with respect to any LIBOR Loans funded by BAM will be for the account of BAM.

2.2	LIBOR Loans and Borrowings

2.2.1	Each Borrowing under the Revolving Credit will be comprised of LIBOR Loans as the Borrower may request in accordance herewith.

2.2.2	Each Borrowing will be in an aggregate principal amount that is an integral multiple of $500,000 and not less than $5,000,000 for each Borrowing.

2.3	Requests for Borrowings

2.3.1
To request a Borrowing under the Revolving Credit, the Borrower may notify the Lenders of such request by written Borrowing Request substantially in the form of Exhibit A not later than 11:00 a.m., five Business Days before the date of the proposed Borrowing. Each Borrowing Request will be irrevocable; provided that a Borrowing Request may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Lenders on or prior to the third Business Day before the date of the proposed Borrowing) without any obligation, fees, premiums, breakage or other costs being incurred by the Borrower. The Lenders are entitled to rely upon and act upon any Borrowing Request given or purportedly given by the Borrower, and the Borrower hereby waives the right to dispute the authenticity and validity of any such transaction once the Lenders have advanced funds, based on such Borrowing Request. Each Borrowing Request will specify the following information:

(a)	the aggregate principal amount of the requested Borrowing;

(b)	the date of such Borrowing, which will be a Business Day;

(c)	the initial Interest Period to be applicable to such Borrowing, which will be a period contemplated by the definition of the term “Interest Period”; and

(d)	the location and number of the Borrower’s account to which funds are to be disbursed.

2.3.2
Each Borrowing under the Revolving Credit initially will have the Interest Period specified in the applicable Borrowing Request. Thereafter, the Borrower may elect a new Interest Period therefor. The Borrower may elect different options with respect to different portions of the affected Borrowing, and the LIBOR Loans comprising each such portion will be considered a separate Borrowing. To make an election pursuant to this Section 2.3.2, the Borrower will notify the Lenders of such election by a Borrowing Request required under Section 2.3.1 as if the Borrower were requesting a Borrowing to be made on the effective date of such election. Each such Borrowing Request will be irrevocable. In addition to the information specified in Section 2.3.1, each Borrowing Request will specify the Borrowing to which such request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing. If no election is made pursuant to this Section 2.3.2 at the end of an Interest Period applicable to any LIBOR Loan, the applicable Borrower will be deemed to have elected an Interest Period of one month for such LIBOR Loan for the immediately following Interest Period.

2.4	Interest

2.4.1
The LIBOR Loans comprising each Borrowing will bear interest (computed on the basis of the actual number of days in the relevant Interest Period over a year of 360 days) at LIBOR for the Interest Period in effect for such LIBOR Loans plus 3.00% per annum.

2.4.2
Notwithstanding the foregoing, if any principal of or interest on any LIBOR Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2.00% per annum plus the rate otherwise applicable to such LIBOR Loan as provided in Section 2.4.1.

2.4.3	Accrued interest on each LIBOR Loan will be payable in arrears on each Interest Payment Date and upon termination of the Revolving Credit.

2.4.4
All interest hereunder will be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable LIBOR will be determined by the Lenders, and such determination will, absent manifest error, constitute prima facie evidence thereof.

2.4.5
For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest to be paid hereunder or in connection herewith is to be calculated on the basis of any period of time that is less than a calendar year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

2.5	Evidence of Debt

2.5.1
The Lenders will maintain accounts in which it will record (i) the amount of each LIBOR Loan made hereunder and the relevant Interest Periods applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to the Lenders hereunder, and (iii) the amount of any sum received by the Lenders hereunder.

2.5.2
The entries made in the accounts maintained pursuant to Section 2.5.1 will be prima facie evidence (absent manifest error) of the existence and amounts of the obligations recorded therein; provided that the failure of the Lenders to maintain such accounts or any error therein will not in any manner affect the obligation of the Borrower to repay the LIBOR Loans and all other amounts payable in connection therewith, including interest and fees, in accordance with the terms of this Agreement.

2.6	Termination and Reduction of Revolving Credit

2.6.1	Unless previously terminated, the Revolving Credit will automatically terminate on the Revolving Credit Maturity Date.

2.6.2
The Borrower may, upon three Business Days prior written notice to the Lenders, permanently cancel any unused portion of the Revolving Credit, without penalty. Each notice delivered by the Borrower pursuant to this Section 2.6.2 will be irrevocable.

2.7	Repayment of LIBOR Loans

The Borrower hereby unconditionally promises to pay to the Lenders the then unpaid principal amount of each LIBOR Loan on the Borrowing Maturity Date for such LIBOR Loan (or such earlier date that the LIBOR Loans have been accelerated pursuant to the last paragraph of Section 7.1) together with all interest accrued thereon. The Borrower hereby unconditionally promises to pay to the Lenders all other amounts outstanding under this Agreement on the Revolving Credit Maturity Date.

2.8	Voluntary Prepayments

The Borrower may, from time to time at its option, prepay, in whole or in part, any LIBOR Loan without premium or penalty; provided that:

(a)	the aggregate principal amount so prepaid, if less than the entire principal amount of such LIBOR Loan, shall be an integral multiple of $50,000 and not less than $500,000;

(b)	the Borrower pays concurrently with any such prepayment all interest accrued on the amount prepaid; and

(c)
the Lenders receive written notice of such prepayment not later than 11:00 a.m., at least one Business Day prior to the date of such prepayment, which notice shall specify the aggregate principal amount of such LIBOR Loan to be prepaid and the date of such prepayment. Any such notice will be irrevocable and the Borrower will be bound to prepay in accordance with such notice.

2.9	Mandatory Prepayments

2.9.1
In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Prepayment Event, the Borrower shall, not later than the date that is fifteen days after such Net Proceeds are received by or on behalf of the Borrower or, subject to the limitations set forth in the proviso to this sentence, any Subsidiary, prepay LIBOR Loans in an aggregate principal amount equal to 100% of the amount of such Net Proceeds; provided that the Borrower shall be required to make a prepayment pursuant to this Section 2.9.1 in respect of any Prepayment Event described in clause (a) or (c) of the definition of the term “Prepayment Event” resulting from an Asset Sale solely involving property of a Subsidiary or from the incurrence of Indebtedness of a Subsidiary, respectively, only to the extent that (i) the applicable Subsidiary is permitted under the terms of the Opco Credit Agreement, any Existing Term Loan Refinancing Documents or any other Indebtedness of any Subsidiary to distribute the Net Proceeds from such Asset Sale or incurrence of Indebtedness, directly or indirectly, to the Borrower after giving effect to the prepayment, mandatory offer or reinvestment requirements and terms, if any, set forth in the applicable Indebtedness documentation and (ii) the applicable Subsidiary is permitted to distribute the Net Proceeds, directly or indirectly, to the Borrower without violating any applicable Law or provisions of the Organizational Documents of such Subsidiary that are in effect on the Effective Date or come into effect after the Effective Date so long as any such limit on distributions to the Borrower were not put in place in contemplation of the requirements in this Section 2.9.1 (or, in the case of any Person that becomes a Subsidiary after the Effective Date, that are in effect on the date such Person becomes a Subsidiary so long as any such limit on distributions to the Borrower was not put in place in contemplation of the requirements in this Section 2.9.1); provided further that, once the restrictions set forth in the immediately preceding proviso with respect to such Subsidiary no longer apply, such Subsidiary shall promptly distribute the Net Proceeds from the applicable Prepayment Event (or the portion thereof that was not permitted to be distributed to the Borrower as a result of such restrictions, requirements or terms) to the Borrower and the Borrower shall promptly, and in no event less than 5 Business Days after the receipt thereof, make a prepayment pursuant to this Section 2.9.1 with such Net Proceeds (or portion thereof).

2.9.2
Prior to any mandatory prepayment of LIBOR Loans under Section 2.9.1, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment delivered pursuant to Section 2.9.3.

2.9.3
The Borrower shall notify the Lenders by telephone (confirmed by hand delivery or facsimile) of any mandatory prepayment hereunder not later than 11:00 a.m., three Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and a reasonably detailed calculation of the amount of such prepayment. Prepayments shall be accompanied by accrued interest on the portion of the LIBOR Loans so prepaid.

2.10	Breakage Costs

In the event of (a) the failure by the Borrower to borrow or continue any LIBOR Loan on the date specified in any notice delivered by the Borrower pursuant hereto (other than a notice revoked as set forth in Section 2.3.1), or (b) the payment of any principal of any LIBOR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default or prepayment), then, in any such event, the Borrower will compensate the Lenders for the loss, cost and expense attributable to such event, as determined by the Lenders. A certificate of the Lenders setting forth any amount or amounts that the Lenders are entitled to receive pursuant to this Section 2.10 will be delivered to the Borrower and will, absent manifest error, constitute prima facie evidence thereof. The Borrower will pay the Lenders the amount shown as due on any such certificate within 30 days after receipt thereof.

2.11	Taxes

2.11.1
Any and all payments by or on account of any obligation of the Borrower hereunder will be made free and clear of and without deduction for any Taxes; provided that if the Borrower will be required to deduct any Taxes from such payments under Applicable Law, then (a) if such Tax is an Indemnified Tax, the sum payable will be increased as necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11), each Lender receives an amount equal to the sum it would have received had no such deduction been made, (b) the Borrower will make such deduction, and (c) the Borrower will pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

2.11.2	Without limiting the provisions of Section 2.11.1, the Borrower will timely pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable Law.

2.11.3
The Borrower will indemnify each Lender within 10 days after written demand therefor, for the full amount of any Indemnified Taxes payable or paid by such Lender on or with respect to, or required to be withheld or deducted from, any payment to such Lender by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.11) and any penalties and interest which do not arise from the failure of such Lender to give timely notice through no fault of the Borrower, and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lenders will, absent manifest error, constitute prima facie evidence of the amount owing.

2.11.4
The Lenders will indemnify the Borrower within 10 days after written demand therefor, for the full amount of any Fee Withholding Taxes payable or paid by the Borrower and any penalties and interest which do not arise from the failure of the Borrower to give timely notice through no fault of any Lender, and reasonable expenses arising therefrom or with respect thereto, whether or not such Fee Withholding Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Lenders by the Borrower will, absent manifest error, constitute prima facie evidence of the amount owing.

2.11.5	As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority, the Borrower will deliver to the Lenders reasonable evidence that such payment was made.

2.11.6
A Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. Federal income Tax purposes (a “Non-U.S. Lender”) will, to the extent such Lender is legally able to do so, deliver to the Borrower, on or prior to the Effective Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement), and at such other times as may be necessary in the determination of the Borrower in the reasonable exercise of its discretion, (i) two original copies of Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP, W-8IMY and/or any other form prescribed by applicable law (or, in each case, any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Borrower to establish that such Lender is not subject to (or is subject to a reduced rate of) deduction or withholding of United States Federal income Tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender (or, if such Lender is providing a W-8IMY, if any beneficial owner that is not a United States person) is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor form), properly completed and duly executed by such Lender or beneficial owner, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender or such beneficial owner is not subject to (or is subject to a reduced rate of) deduction or withholding of United States Federal income Tax with respect to any payments to such Lender or beneficial owner of interest payable under any of the Credit Documents. A Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States Federal income Tax purposes (a “U.S. Lender”) will deliver to the Borrower on or prior to the Effective Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two original copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding Tax, or otherwise prove that it is entitled to such an exemption. The Lender required to deliver any forms, certificates or other evidence with respect to United States Federal income Tax withholding matters pursuant to this Section 2.11.6 hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to the Borrower two new original copies of Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP, W-8IMY, W-9 and/or any other form prescribed by applicable law (or, in each case, any successor form), or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to confirm or establish that such Lender is not subject to deduction or withholding of United States Federal income Tax with respect to payments to such Lender under the Credit Documents, or notify the Borrower of its inability to deliver any such forms, certificates or other evidence. Notwithstanding anything in this Section 2.11.6 to the contrary, the completion, execution and submission of such documentation (other than Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP, W-8IMY or W-9 (or, in each case, any successor form) or a Certificate re Non-Bank Status) will not be required if in the Lenders’ reasonable judgment such completion, execution or submission would subject any Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of any Lender.

2.11.7
If a payment made to a Lender under any Credit Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender will deliver to the Borrower at the time or times prescribed by applicable law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph 2.11.7, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

2.11.8
If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.11 (including by the payment of additional amounts pursuant to this Section 2.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.11 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph 2.11.8 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph 2.11.8, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph 2.11.8 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

2.12	Mitigation Obligations; Replacement of Lenders

2.12.1
If the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11, then such Lender will (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its LIBOR Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to 2.11, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.12.2
If the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.12.1, then the Borrower may, at its sole expense and effort, upon notice to such Lender, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.4), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.11) and obligations under this Agreement and the related Credit Documents to an assignee pursuant to Section 8.4 that will assume such obligations, provided that:

(a)
such Lender will have received payment of an amount equal to the outstanding principal of its LIBOR Loans and accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.10) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(b)	in the case of any such assignment resulting from payments required to be made pursuant to Section 2.11, such assignment will result in a reduction in such payments thereafter; and

(c)	such assignment does not conflict with applicable law.

A Lender will not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

2.13	Payments Generally

The Borrower will make each payment required to be made by it hereunder (whether of principal, interest or fees, amounts payable under any of Sections 2.10 or 2.11, or otherwise) prior to 1:00 p.m., on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Lenders, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. If any payment hereunder will be due on a day that is not a Business Day, the date for payment will be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon will be payable for the period of such extension. All payments under this Section 2.13 will be made in Dollars. The Borrower will make payments to the Lenders in accordance with instructions provided by the Lenders to the Borrower. Any resulting overdraft in such account will be payable by the Borrower to the Lenders in same day funds.

2.14	Currency Indemnity

If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement, it becomes necessary to convert into the currency of such jurisdiction (the “Judgment Currency”) any amount due under this Agreement in any currency other than the Judgment Currency (the “Currency Due”), then conversion will be made at the rate of exchange prevailing on the Business Day before the day on which the judgment is given. For this purpose “rate of exchange” means the rate at which the applicable Lender is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with their normal practice. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of receipt by the applicable Lender of the amount due, the Borrower will, on the date of receipt by such Lender, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by such Lender on such date is the amount in the Judgment Currency, which when converted at the rate of exchange prevailing on the date of receipt by such Lender is the amount then due under this Agreement in the Currency Due. If the amount of the Currency Due which the applicable Lender is so able to purchase is less than the amount of the Currency Due originally due to it, the Borrower will indemnify and save such Lender harmless from and against all loss or damage arising as a result of such deficiency. This indemnity will constitute an obligation separate and independent from the other obligations contained in this Agreement, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted by the Lenders from time to time and will continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or under any judgment or order.

2.15	Mandatory Rights Offering

2.15.1
The repayment of any LIBOR Loan outstanding on any Borrowing Maturity Date, including, for the avoidance of doubt, the Revolving Credit Maturity Date (but not, for the avoidance of doubt, any LIBOR Loans which become due and payable as a result of the acceleration (automatic or otherwise) of the LIBOR Loans under this Agreement) shall, at the option of BAM, be repaid in full with the proceeds of a public rights offering made by the Borrower of its Equity Interests in an amount equal to the amount to be repaid under this Agreement; provided that, in respect of any such offering, BAM or its Affiliates shall, on customary terms and conditions (including the absence of any Default or Event of Default under this Agreement) undertake and commit to back-stop the offer by acquiring all of the unsubscribed Equity Interests of such offering (at a reasonable discount to the then-prevailing five-day volume weighted average trading price). For the avoidance of doubt, BAM and its Affiliates will have the right, but not the obligation, to participate on a pro rata basis (given BAM’s and such Affiliates’ equity ownership in the Borrower) in any such issuance of Equity Interests of the Borrower.

2.15.2	Equity Interests of the Borrower that are issued in accordance with Section 2.15.1 shall be registered under all appropriate U.S. securities laws (including any applicable “blue sky” securities laws).

2.15.3	The obligation of BAM to back-stop a public rights offering shall not apply if the Master Services Agreement has been terminated or ceases to be in full force and effect.

2.16	Fees

The Borrower hereby agrees to pay to LuxCo the following fees:

2.16.1
Upfront Fee: An upfront fee in an aggregate amount equal to 1.00% of the Available Amount as of the Effective Date, which upfront fee shall be due and payable on the Effective Date in accordance with Section 4.1.7.

2.16.2
Standby Fee: A standby fee, which shall accrue at a rate of 0.50% per annum on the average daily unused amount of the Available Amount during the period from and including the Effective Date to but excluding the earlier of (i) the Availability Period Termination Date and (ii) the date on which the Revolving Credit is otherwise reduced to zero in accordance with the terms of this Agreement (such earlier date, the “Standby Fee Termination Date”). Accrued standby fees shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the Standby Fee Termination Date, commencing on the first such date to occur after the Effective Date. All standby fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that, as of the Effective Date and as of the date of each Borrowing, the following statements are true and correct:

3.1	Organization; Requisite Power and Authority; Qualification

The Borrower (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite power and authority (i) to own and operate its properties, (ii) to carry on its business as now conducted and as proposed to be conducted and (iii) to enter into the Credit Documents and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

3.2	Due Authorization

The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of the Borrower.

3.3	No Conflicts

The execution, delivery and performance by the Borrower of the Credit Documents and the consummation of the transactions contemplated by such Credit Documents do not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to the Borrower or any Subsidiary of the Borrower except where such violations could not reasonably be expected to have a Material Adverse Effect, (ii) any of the Organizational Documents of the Borrower or any of its Subsidiaries, or (iii) any order, judgment or decree of any court or other agency of government binding on the Borrower or any of its Subsidiaries except, in this clause (a)(iii), where such violation could not reasonably be expected to have a Material Adverse Effect; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Borrower or any of its Subsidiaries except to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Borrower or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of the Lenders); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of the Borrower or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Effective Date and except for any such approvals or consents the failure of which to obtain will not have a Material Adverse Effect.

3.4	Government Consents

The execution, delivery and performance by the Borrower of the Credit Documents and the consummation of the transactions contemplated by such Credit Documents do not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except (a) such as have been obtained or made and are in full force and effect and (b) for filings and recordings with respect to the Collateral.

3.5	Binding Obligation

Each Credit Document has been duly executed and delivered by the Borrower (as applicable) and is the legally valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

3.6	No Material Adverse Effect

Since December 31, 2016, no event, circumstance or change has occurred that has caused or evidences, or could reasonably be expected to result in, either in any case or in the aggregate, a Material Adverse Effect.

3.7	Adverse Proceedings

There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) to the extent such violations, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any Federal, State, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, to the extent that being subject to or in default with respect thereto, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

3.8	Payment of Taxes

All income and other Tax returns and reports of the Borrower and its Subsidiaries required to be filed by any of them, solely to the extent material to the Borrower and its Subsidiaries, taken as a whole, have been timely filed, and all Taxes shown on such tax returns to be due and payable and all material assessments, fees and other governmental charges upon the Borrower and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable, solely to the extent material to the Borrower and its Subsidiaries, taken as a whole, have been paid when due and payable (other than Taxes, assessments, fees or other governmental charges being contested in good faith by appropriate proceedings). There is no proposed Tax deficiency, in writing, against the Borrower or any of its Subsidiaries (other than Tax deficiencies that are not material to the Borrower and its Subsidiaries, taken as a whole) which is not being actively contested by the Borrower or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP, shall have been made or provided therefor.

3.9	Environmental Matters

Neither the Borrower nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any currently applicable Environmental Law or pursuant to any Environmental Claim that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is subject to any pending or, to their knowledge, threatened Environmental Claim that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower and its Subsidiaries, there are and have been no events, conditions or occurrences that would reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower and its Subsidiaries, it and each of its Subsidiaries is in compliance with all currently applicable Environmental Laws except for any non-compliance that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Borrower and its Subsidiaries, there are no activities, events, conditions or occurrences with respect to the Borrower or any of its Subsidiaries relating to their compliance with any Environmental Law or with respect to any Release of Hazardous Materials that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

3.10	Governmental Regulation

Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940 or under any other Federal or State statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither the Borrower nor any of its Subsidiaries is a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

3.11	Federal Reserve Regulations; Exchange Act

3.11.1	None of the Borrower or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

3.11.2
No portion of the proceeds of any Borrowing shall be used in any manner, whether directly or (to the knowledge of the Borrower) indirectly, that causes or could reasonably be expected to cause, such Borrowing or the application of such proceeds to violate Regulation T, Regulation U or Regulation X or any other applicable regulation of the Board of Governors or to violate the Securities Exchange Act of 1934, as amended.

3.12	Employee Benefit Plans

The Borrower and each of its ERISA Affiliates are in material compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their material obligations under each Employee Benefit Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified or is comprised of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service and nothing has occurred subsequent to the issuance of such determination letter or opinion letter which would cause such Employee Benefit Plan to lose its qualified status. No material liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by the Borrower or any of its ERISA Affiliates. No ERISA Event has occurred or is reasonably expected to occur. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Borrower. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by the Borrower or any of its ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of the Borrower and its ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero. The Borrower and each of its ERISA Affiliates have materially complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

3.13	Solvency

As of the date hereof, the Borrower and its Subsidiaries are, on a consolidated basis, Solvent.

3.14	Compliance with Statutes, Etc.

Each of the Borrower and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property, except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

3.15	Disclosure

The representations and warranties of the Borrower contained in any Credit Document or in any other documents, certificates or written statements furnished to the Lenders by or on behalf of the Borrower or any of its Subsidiaries for use in connection with the transactions contemplated hereby (other than projections and pro forma financial information), when taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact (known to the Borrower, in the case of any document not furnished by any of them) necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are subject to significant uncertainties and contingencies and no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material. There are no facts known (or which should upon the reasonable exercise of diligence be known) to the Borrower (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to the Lenders for use in connection with the transactions contemplated hereby.

3.16	PATRIOT Act, Anti-Corruption, Sanctions

To the extent applicable, the Borrower and each of its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act. No part of the proceeds of any Borrowing will be used, directly or (to the Borrower’s knowledge) indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (“FCPA”). Each of the Borrower and its directors, officers, agents, employees and, to the knowledge of any of the foregoing, any Person acting for or on behalf of the Borrower or any of its Subsidiaries, has complied with, and will comply with, the FCPA, or any other applicable anti-bribery or anti-corruption law, and it and they have not made, offered, promised or authorized, and will not make, offer, promise or authorize, whether directly or indirectly, any payment, of anything of value to a government official while knowing or having a reasonable belief that all or some portion will be used for the purpose of: (a) influencing any act, decision or failure to act by a government official in his or her official capacity, (b) inducing a government official to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity or (c) securing an improper advantage, in each case in order to obtain, retain or direct business, in each case, in violation of applicable law. None of the Borrower nor any of its Subsidiaries nor, to the knowledge of the Borrower, any director, officer, employee, agent, affiliate or representative of the Borrower or any of its Subsidiaries, is a Person that is, or is owned or controlled by a Person that is, (i) the subject of any sanctions administered or enforced by the US Department of Treasury’s Office of Foreign Assets Control or the US State Department (“Sanctions”) or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (including Cuba, North Korea, Sudan and Syria). The Borrower will not, directly or (to the Borrower’s knowledge) indirectly, use the proceeds of any Borrowing, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner, or other Person to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions.

3.17	Energy Regulatory Matters

Except, in the case of Sections 3.20.1 through 3.20.5 below, as would not reasonably be expected to have a Material Adverse Effect:

3.17.1
Each of the electrical generating facilities owned by the Borrower or any of its Subsidiaries located in the United States is, or will be, beginning at the time of first generating electric energy, (i) a small power production facility that is a qualifying facility (“QF”) under the Federal Energy Regulatory Commission’s (“FERC’s”) regulations at 18 C.F.R. Part 292 (“PURPA Regulations”) under the Public Utility Regulatory Policies Act of 1978 (“PURPA”) (such status as a QF, “QF Status”); or, (ii) if not a QF, then owned or operated by an “Exempt Wholesale Generator” or “EWG” within the meaning of the Public Utility Holding Company Act of 2005 (“PUHCA”) (such status as an EWG, “EWG Status”). The QF Status of each such electrical generating facility that is a QF has been or will be, by the time such facility begins to generate electric energy, validly obtained through certification or self certification pursuant to the PURPA Regulations, or certification or self-certification with respect to such QF Status is not required pursuant to 18 C.F.R. § 292.203(d). The EWG Status of any owner or operator of such electrical generating facility that is an EWG has been or will be, by the time such facility begins to generate electric energy, validly obtained through determination or self-certification pursuant to the FERC’s regulations at 18 C.F.R. Part 366 (“PUHCA Regulations”).

3.17.2	Each Subsidiary of the Borrower that directly owns electrical generating facilities located outside of the United States is a foreign utility company (“FUCO”) under the PUHCA Regulations.

3.17.3
The Borrower and its Subsidiaries are not subject to, or are exempt from, regulation under the federal access to books and records provisions of PUHCA (the “PUHCA Exemption”). Any of the Borrower and any Subsidiary that is a holding company as defined under PUHCA, are holding companies under PUHCA solely with respect to one or more QFs, FUCOs or EWGs and are entitled to the benefit of blanket authorization under Section 203(a)(2) of the Federal Power Act (“FPA”) pursuant to 18 C.F.R. § 33.1(c)(6) and (c)(8).

3.17.4
If and to the extent that the Borrower or a Subsidiary of the Borrower is subject to regulation under Sections 204, 205 and 206 of the FPA it (i) makes all of its sales of electricity exclusively at wholesale, (ii) has authority to engage in wholesale sales of electricity at market-based rates, and to the extent permitted under its market-based rate authority, other products and services at market-based rates, and (iii) has such waivers and authorizations as are customarily granted to market-based rate sellers by FERC, including blanket authorization to issue securities and assume liabilities pursuant to Section 204 of the FPA. Any such market-based rate authorizations and waivers pursuant to the previous sentence are not subject to any pending challenge or investigation at FERC, and FERC has not issued any orders imposing a rate cap, mitigation measure, or other limitation on its authority to engage in sales at market-based rates, other than challenges, investigations, rate caps and mitigation measures generally applicable to wholesale sellers participating in the applicable electric market (such waivers and authorizations are the “Market-Based Rate Authorizations” and together with QF Status, EWG Status, and the PUHCA Exemption, and the other authorizations described in Section 3.20.3, are the “Federal Energy Regulatory Authorizations, Exemptions, and Waivers”).

3.17.5
None of the Borrower or any Subsidiary of the Borrower will, as the result of entering into any Credit Documents, or any transaction contemplated hereby or thereby, be subject to state laws and regulations respecting the rates of, or the financial or organizational regulation of, electric utilities (as described for purposes of the exemption provided under PURPA as defined in 18 CFR § 292.602(c)) (“State Electric Utility Regulations”), except as listed on Schedule 4.26 as such schedule may be amended by Borrower from time to time before or after the Effective Date.

3.17.6
Neither the Lenders nor any of their “affiliates” (as defined under the PUHCA Regulations) will, solely as a result of each of the Borrower’s and its Subsidiaries’ respective ownership, leasing or operation of its electrical generating facility, the sale or transmission of electricity therefrom or the Borrower’s or any of its Subsidiaries’ entering into any Credit Documents, or any transaction contemplated hereby or thereby, be subject to regulation under the FPA, PUHCA, or state laws and regulations respecting the rates of, or the financial or organizational regulation of, electric utilities (as described for purposes of the exemption provided under PURPA as defined in 18 CFR § 292.602(c)), except that the exercise by the Lenders of certain foreclosure remedies allowed under the Credit Documents may subject the Lenders and their “affiliates” (as that term is defined in PUHCA) to regulation under the FPA, PUHCA or state laws and regulations respecting the rates of, or the financial or organizational regulation of, electric utilities.

ARTICLE 4
CONDITIONS PRECEDENT

4.1
Conditions Precedent to Closing. The obligation of the Lenders to make LIBOR Loans on the Effective Date is subject to the satisfaction, or waiver in accordance with Section 8.2, of the following conditions on or before the Effective Date:

4.1.1	Credit Documents. The Lenders shall have received sufficient copies of each Credit Document as the Lenders shall request, originally executed and delivered by the Borrower.

4.1.2
Personal Property Collateral. In order to create in favor of the Lenders a valid, perfected First Priority security interest in the personal property Collateral, the Borrower shall have delivered to the Lenders:

(a)
evidence satisfactory to the Lenders of the compliance by the Borrower with its obligations under the Pledge and Security Agreement and the other Collateral Documents (including its obligations to execute or authorize, as applicable, and deliver UCC financing statements, originals of securities, instruments and chattel paper);

(b)
to the extent applicable, fully executed and notarized Intellectual Property Security Agreements, in proper form for filing or recording in all appropriate places in all applicable jurisdictions, memorializing and recording the encumbrance of the Intellectual Property Assets listed in Schedule 5.2 to the Pledge and Security Agreement;

(c)
opinions of counsel (which counsel shall be reasonably satisfactory to the Lenders) with respect to the creation and perfection of the security interests in favor of the Lenders in such Collateral and such other matters governed by the laws of each jurisdiction in which the Borrower or any personal property Collateral is located as the Lenders may reasonably request, in each case, in form and substance reasonably satisfactory to the Lenders; and

(d)
evidence that the Borrower shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by the Lenders to create in favor of the Lender a valid, perfected First Priority security interest in the personal property Collateral.

4.1.3
Organizational Documents; Incumbency. The Lenders shall have received, in respect of the Borrower, (i) sufficient copies of each Organizational Document as the Lenders shall request, and, to the extent applicable, certified as of the Effective Date or a recent date prior thereto by the appropriate Governmental Authority; (ii) signature and incumbency certificates of the officers of the Borrower that are executing the Credit Documents and the Borrowing Request; (iii) resolutions of the board of directors of the Borrower approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents, certified as of the Effective Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; and (iv) a good standing certificate from the applicable Governmental Authority of the Borrower’s jurisdiction of incorporation, organization or formation, each dated the Effective Date or a recent date prior thereto.

4.1.4	Consummation of Sponsorship Transactions and Execution of Related Documents.

The Sponsorship Transactions shall have been consummated in accordance with the Acquisition Agreement.

4.1.5
Closing Certificate. The Borrower shall have delivered to the Lenders an originally executed certificate of a Responsible Officer, dated the Effective Date and confirming compliance with the conditions set forth in Sections 4.1.4, 4.1.9 and 4.2(b).

4.1.6
Opinions of Counsel to the Borrower. The Lenders shall have received executed copies of the favorable written opinions of (i) Sullivan & Cromwell LLP, special New York counsel for the Borrower, and (ii) Morris, Nichols, Arsht & Tunnell LLP special Delaware counsel for the Borrower, in each case as to such matters as the Lenders may reasonably request, dated as of the Effective Date and in form and substance reasonably satisfactory to the Lenders (and the Borrower hereby instructs such counsel to deliver such opinions to the Lenders).

4.1.7
Fees. The Borrower shall have paid to the Lenders the fees payable on or before the Effective Date referred to in Section 2.16 and all expenses payable pursuant to Section 8.3.1 which have accrued to the Effective Date, in each case, for which invoices have been presented at least three Business Days prior to the Effective Date.

4.1.8	Solvency. On the Effective Date, the Lenders shall have received a solvency certificate, in form and substance reasonably satisfactory to the Lenders, from the Borrower.

4.1.9
Representations and Warranties. The Specified Representations shall be true and correct in all material respects on and as of the Effective Date to the same extent as though made on and as of that date, except to the extent such Specified Representations specifically relate to an earlier date, in which case such Specified Representations shall be true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any Specified Representations that already are qualified or modified by materiality in the text thereof. The Specified Acquisition Agreement Representations shall be true and correct in all material respects on and as of the Effective Date to the same extent as though made on and as of that date, except to the extent such Specified Acquisition Agreement Representations specifically relate to an earlier date, in which case such Specified Acquisition Agreement Representations shall be true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any Specified Acquisition Agreement Representations that already are qualified or modified by materiality in the text thereof.

Notwithstanding anything to the contrary in this Section 4.1, to the extent (1) any security interest in any of the intended Collateral is not or cannot be perfected on the Effective Date (other than any collateral the security interest in which may be perfected by the filing of a UCC financing statement or the pledge of the Equity Interests in Opco Holdings), after Borrower’s use of commercially reasonable efforts to do so, then the perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the LIBOR Loans on the Effective Date, but may instead be perfected within 30 days after the Effective Date and (2) any fees and expenses required to be paid on the Effective Date pursuant to Section 4.1.7 are not paid on the Effective Date, then the payment of such fees and expenses shall not constitute a condition precedent to the availability of the LIBOR Loans on the Effective Date, but may instead be paid on the Business Day next succeeding the Effective Date; provided, however, that a failure to so pay such fees expenses on such next succeeding Business Day shall constitute an Event of Default.

4.2	Conditions Precedent to Borrowings.

The obligation of the Lenders to make a LIBOR Loan on the occasion of any Borrowing (including on the occasion of the initial Borrowings hereunder on the Effective Date, if any, except for the condition in clause (a) below), is subject to the satisfaction of the following conditions, it being understood that the conditions are included for the exclusive benefit of the Lenders and may be waived in writing in whole or in part by the Lenders at any time:

(a)
the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of the date of such Borrowing, to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

(b)	at the time of and immediately after giving effect to such Borrowing, no Default or Event of Default will have occurred and be continuing;

(c)	the Lenders will have received a Borrowing Request in the manner and within the time period required by Section 2.3;

(d)	the aggregate outstanding principal amount of all LIBOR Loans, after giving effect to such Borrowing, shall not exceed the Available Amount then in effect;

(e)
the Borrower shall have paid to the Lenders all expenses payable pursuant to Section 8.3.1 which have accrued to the date of such Borrowing, in each case for which invoices have been presented at least one Business Day prior to the date of such Borrowing; and

(f)	the proceeds of such Borrowing shall be used solely for a Permitted Use.

ARTICLE 5
AFFIRMATIVE COVENANTS

From (and including) the Effective Date until the expiration or termination of the Revolving Credit and the payment in full of all Obligations owing hereunder, the Borrower covenants and agrees with the Lenders that:

5.1	Financial Statements and Other Reports

The Borrower will deliver to the Lenders:

5.1.1
Quarterly Financial Statements. As soon as available, and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year (or, in the case of each of the Fiscal Quarters ending on or prior to the first anniversary of the Effective Date, 90 days after the end of such Fiscal Quarter), commencing with the Fiscal Quarter ended September 30, 2017, the consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, commencing with the first Fiscal Quarter for which such corresponding figures are available, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto.

5.1.2
Annual Financial Statements. As soon as available, and in any event within 120 days after the end of each Fiscal Year, commencing with the Fiscal Year ending December 31, 2017, (i) the consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, commencing with the first Fiscal Year for which such corresponding figures are available, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of KPMG or other independent certified public accountants of recognized national standing selected by the Borrower (which report and/or the accompanying financial statements shall be unqualified as to going concern and scope of audit (other than solely with respect to, or resulting solely from, (x) an upcoming maturity date for any Indebtedness occurring within one year from the time such report is delivered or (y) a potential Default with respect to the financial covenant set forth in Section 6.7 of the Opco Credit Agreement), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards).

5.1.3
Notice of Default. Promptly upon any Responsible Officer of the Borrower obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to the Borrower with respect thereto or (ii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the Borrower has taken, is taking and proposes to take, as applicable, with respect thereto.

5.1.4
Notice of Litigation. Promptly upon any Responsible Officer of the Borrower obtaining knowledge of (i) any Adverse Proceeding not previously disclosed in writing by the Borrower to the Lenders, or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii), if adversely determined could be reasonably expected to have a Material Adverse Effect.

5.1.5
Information Regarding Collateral. The Borrower will furnish to the Lenders prompt (and in any event within ten days or such longer period as reasonably agreed to by the Lenders) written notice of any change (i) in the Borrower’s corporate name, (ii) in the Borrower’s identity or corporate form, (iii) in the Borrower’s jurisdiction of organization or (iv) in the Borrower’s state organizational identification number, if any, or, if the Borrower is organized under the laws of a jurisdiction that requires such information to be set forth on the face of a UCC financing statement, the Federal Taxpayer Identification Number of the Borrower.

5.1.6
Other Information. Such other information and data with respect to the Borrower or any of its Subsidiaries as from time to time may be reasonably requested by the Lenders, provided that any of the foregoing information which is filed with the Securities and Exchange Commission or otherwise made available to the public, and in each case posted on an Internet website to which the Lenders have access, shall be deemed to have been delivered to the Lenders.

5.2	Existence

Except as otherwise permitted under Section 6.2, the Borrower will at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to the business of the Borrower, taken as a whole; provided that the Borrower (other than with respect to its existence) shall not be required to preserve any such right, franchise, license or permit if the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and if the loss thereof is not disadvantageous in any material respect to the Borrower or to the Lenders.

5.3	Payment of Taxes and Claims

The Borrower will, and will cause each of its Subsidiaries to, file all income and other Tax returns and pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises, in each case to the extent material to the Borrower and its Subsidiaries, taken as a whole, before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, in each case to the extent material to the Borrower and its Subsidiaries, taken as a whole, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. The Borrower will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income Tax return with any Person (other the Borrower or any of its Subsidiaries).

5.4	Maintenance of Properties

The Borrower will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty and condemnation excepted, all material properties used or useful in the business of the Borrower and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, in each case except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

5.5	Insurance

The Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Borrower and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, the Borrower will maintain or cause to be maintained replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons engaged in similar businesses.

5.6	Books and Records; Inspections

The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by the Lenders to visit and inspect any of the properties of the Borrower and any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that, so long as no Default or Event of Default has occurred and is continuing, such inspections shall be limited to once per year. The Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.

5.7	Compliance with Laws

The Borrower will, and will cause each of its Subsidiaries to, comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, such compliance to include compliance with the PATRIOT Act, OFAC, the FCPA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, except (other than in the case of the PATRIOT Act, OFAC or the FCPA) to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.8	Environmental

5.8.1	The Borrower will deliver to the Lenders:

(a)
as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of the Borrower or any of its Subsidiaries or by independent consultants, Governmental Authorities or any other Persons, with respect to environmental matters at any Facility or with respect to any Environmental Claims that, in either case, would be reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect;

(b)
as soon as practicable following the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any Governmental Authority under any applicable Environmental Laws that could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, and (2) any remedial action taken by the Borrower or any other Person in connection with a violation of applicable Environmental Law or the Release of any Hazardous Materials, which in either event would be reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect;

(c)
as soon as practicable following the sending or receipt thereof by the Borrower or any of its Subsidiaries, a copy of any and all material written communications with respect to (1) any Environmental Claims and (2) any Release required to be reported to any Governmental Authority that, in either case, would be reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect;

(d)
prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by the Borrower or any of its Subsidiaries that could reasonably be expected to (A) expose the Borrower or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) affect the ability of the Borrower or any of its Subsidiaries to maintain in full force and effect all Governmental Authorizations required under any Environmental Laws for their respective operations that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (2) any proposed action to be taken by the Borrower or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject the Borrower or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(e)	with reasonable promptness, such other documents and information as from time to time may be reasonably requested by the Lenders in relation to any matters disclosed pursuant to this Section 5.8.1.

5.8.2
Response to Environmental Claims and Violations of Environmental Laws. The Borrower shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws or Governmental Authorizations issued thereunder by the Borrower or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against the Borrower or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided that none of the Borrower or any of its Subsidiaries shall be required to take any action to cure any violation, respond, or discharge any such obligation to the extent that responsibility, liability or obligation for such matter is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP, except to the extent such action to cure any such violation, respond, or discharge any such obligation is necessary to prevent or abate an imminent and substantial danger to human health and/or the environment

5.9	Further Assurances

At any time or from time to time upon the reasonable request of the Lenders, the Borrower will, at its expense, promptly execute, acknowledge and deliver such further documents (including a certificate that provides information with respect to the property of the Borrower) and do such other acts and things as the Lenders may reasonably request in order to effect fully the purposes of the Credit Documents. In furtherance and not in limitation of the foregoing, the Borrower shall take such actions as the Lenders may reasonably request from time to time to ensure that the Obligations are secured by substantially all of the assets of the Borrower, in each case subject to any limitations set forth in the Credit Documents (including with respect to Excluded Assets (as defined in the Pledge and Security Agreement)).

5.10	Energy Regulatory Status

The Borrower shall take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to maintain the Federal Energy Regulatory Authorizations, Exemptions, and Waivers, and as applicable to maintain exemption from or compliance with any State Electric Utility Regulations, in each case, except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect.

ARTICLE 6
NEGATIVE COVENANTS

From (and including) the Effective Date until the termination or expiration of the Revolving Credit and the payment in full of all Obligations owing hereunder, the Borrower covenants and agrees with the Lenders that:

6.1	Swap Contracts.

The Borrower shall be permitted to enter into Swap Contracts, provided that (i) the obligations under any such Swap Contract are (or were) entered into by the Borrower in the ordinary course of business for the purpose of directly managing or mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by the Borrower and not for purposes of speculation or taking a “market view,” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party.

6.2	Fundamental Changes.

The Borrower (for purposes of this Section 6.2, the “Predecessor”) shall not enter into any transaction whereby all or substantially all of its assets would become the property of any other Person (a “Successor”), whether by way of reorganization, reconstruction, consolidation, amalgamation, merger, transfer, sale or otherwise, unless:

6.2.1	no Default or Event of Default will have occurred and remain outstanding and such transaction will not result in the occurrence of any Default or Event of Default;

6.2.2
prior to or contemporaneously with the consummation of such transaction the Predecessor and/or the Successor have executed such instruments and delivered such legal opinions acceptable to the Lenders acting reasonably and done such things as are necessary or advisable to establish that upon the consummation of such transaction:

(a)	the Successor will have assumed all the covenants and obligations of the Predecessor under this Agreement and each of the other Credit Documents; and

(b)
this Agreement and each of the other Credit Documents will be a valid and binding obligation of the Successor entitling the Lenders, as against the Successor, to exercise all their respective rights under this Agreement and each of the other Credit Documents;

(whereupon such Successor will become the Borrower hereunder and under each of the other Credit Documents, entitled to exercise every right and power of the Predecessor hereunder and under each of the other Credit Documents with the same effect as if such Successor had been named as the Borrower hereunder and under each of the other Credit Documents, whereupon the Predecessor will be released from all of its covenants hereunder and under each of the other Credit Documents and from the Obligations); and

6.2.3
the Lenders, having received such information relating to such proposed transaction as the Lender may have reasonably requested, have confirmed in writing that such Successor is acceptable to the Lenders, acting reasonably.

6.3	Conduct of the Business.

6.3.1
From and after the termination of the Master Services Agreement, (a) the Borrower shall not engage in any business or activity other than (i) the ownership of all the outstanding Equity Interests of Opco Holdings and activities incidental thereto, (ii) the Sponsorship Transactions (including compliance with any remaining obligations of the Borrower under the Master Services Agreement) or any replacement thereof, (iii) entering into Swap Contracts permitted under Section 6.1 and (iv) other businesses and activities consistent with the business and activities of the Borrower immediately prior to such termination (which shall include, for the avoidance of doubt, the satisfaction of contractual obligations of the Borrower that were in effect prior to such termination) and (b) the Borrower shall not own or acquire any assets (other than Equity Interests of Opco Holdings, cash, Cash Equivalents and loans made to Opco Holdings and such other assets as it owns, or has contracted to acquire in the ordinary course of business, prior to the date of such termination or consistent with its business prior to such termination) or incur any liabilities (other than (A) liabilities hereunder and under the other Credit Documents, (B) liabilities under any Swap Contract permitted under Section 6.1, (C) liabilities imposed by law, including tax liabilities, (D) other liabilities (other than Indebtedness) incidental to its existence and permitted business and activities and (E) Indebtedness (1) that is outstanding as of the date of such termination, (2) of the type that is incurred by the Borrower in the ordinary course of its business immediately prior to the occurrence of such termination and (3) the Net Proceeds of which are used to prepay the LIBOR Loans in accordance with Section 2.9.1).

6.3.2
From and after the termination of the Master Services Agreement, the Borrower shall not use any Cash that it receives from any dividend or distribution made to the Borrower by any Subsidiary, other than (a) to make payments consistent with the conduct of business permitted in Section 6.3.1, (b) to prepay the LIBOR Loans in accordance with Section 2.8 and (c) to pay a dividend or make any other distribution with respect to its Equity Interests, in each case ratably to the holders of such Equity Interests, in an amount equal to such remaining cash proceeds; provided that no dividend or distribution may be made pursuant to this clause (c) unless, at the time of such dividend or distribution, no LIBOR Loans are then outstanding.

ARTICLE 7
EVENTS OF DEFAULT

7.1	Event of Default

If any of the following events (“Events of Default”) occur:

(a)	the Borrower fails to pay the principal of any LIBOR Loan when due and payable, including, without limitation, on any applicable Borrowing Maturity Date or on the Revolving Credit Maturity Date;

(b)	the Borrower fails to pay interest or any other amount owing hereunder when due hereunder and such failure continues unremedied for a period of five days after written notice thereof from the Lenders;

(c)
any representation or warranty made or deemed made by or on behalf of the Borrower in any Credit Document (including any Specified Acquisition Agreement Representation) proves to have been incorrect in any material respect when made or deemed to be made and, solely with respect to a representation or warranty that is capable of being cured, such incorrect representation or warranty shall remain incorrect in any material respect for a period of 30 days after the date of the applicable Borrowing;

(d)
the Borrower (i) fails to perform or comply with any term or condition contained in Section 2.1.2 or 5.2 or Article 6 or (ii) fails for longer than ten Business Days to perform or comply with any term or condition contained in Section 5.1.1;

(e)
the Borrower defaults in the performance of or compliance with any term contained herein or in any of the other Credit Documents, other than any such term referred to in any other paragraph of this Section 7.1, and such default shall not have been remedied or waived within thirty days after the earlier of (i) an officer of the Borrower becoming aware of such default or (ii) receipt by the Borrower of notice from the Lenders of such default;

(f)
(i) a court of competent jurisdiction enters a decree or order for relief in respect of the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries and Non-Recourse Subsidiaries) in an involuntary case under any Debtor Relief Laws now or hereafter in effect, which decree or order is not stayed; or any other similar relief is granted under any applicable Federal or State law; or (ii) an involuntary case is commenced against the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries and Non-Recourse Subsidiaries) under any Debtor Relief Laws now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries and Non-Recourse Subsidiaries), or over all or a substantial part of its property, has been entered; or there has occurred the involuntary appointment of an interim receiver, trustee or other custodian of the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries and Non-Recourse Subsidiaries) for all or a substantial part of its property; or a warrant of attachment, execution or similar process has been issued against any substantial part of the property of the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries and Non-Recourse Subsidiaries), and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged;

(g)
(i) the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries and Non-Recourse Subsidiaries) has an order for relief entered with respect to it or commences a voluntary case under any Debtor Relief Laws now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries and Non-Recourse Subsidiaries) makes any assignment for the benefit of creditors; or (ii) the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries and Non-Recourse Subsidiaries) is unable, or fails generally, or admits in writing its inability, to pay its debts as such debts become due; or the members of the Borrower or the board of directors (or similar governing body) of the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries and Non-Recourse Subsidiaries) (or any committee thereof) adopts any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 7.1(f);

(h)
at any time there exists money judgments, writs or warrants of attachment or similar process involving in the aggregate an amount in excess of $75,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) entered or filed against the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries and Non-Recourse Subsidiaries) or any of their respective assets and such money judgments, writs or warrants of attachment or similar process remain undischarged, unvacated, unbonded or unstayed for a period of sixty days;

(i)
(i) the failure of the Borrower or any Credit Party under and as defined in the Opco Credit Agreement or any of its Subsidiaries (other than Immaterial Entities or Non-Recourse Subsidiaries (except to the extent that any Subsidiary that is a Credit Party under and as defined in the Opco Credit Agreement is then directly or indirectly liable, including pursuant to any contingent obligation, for any Non-Recourse Project Indebtedness of such Non-Recourse Subsidiary and such liability, individually or in the aggregate, exceeds $75,000,000)) to pay when due any principal of or interest on or any other amount, including any payment in settlement, payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 7.1(a)) with an aggregate principal amount (or Net Mark-to-Market Exposure) of $75,000,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) the breach or default by the Borrower or any Credit Party under and as defined in the Opco Credit Agreement with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts (or Net Mark-to-Market Exposure) referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be;

(j)
any order, judgment or decree is entered against the Borrower decreeing the dissolution or split up of the Borrower and such order shall remain undischarged or unstayed for a period in excess of thirty days;

(k)
(i) there occurs one or more ERISA Events which individually or in the aggregate results in or would reasonably be expected to result in a Material Adverse Effect; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest pursuant to Section 430(k) of the Internal Revenue Code or Section 4068 of ERISA upon the property and rights to property belonging to the Borrower or any of its ERISA Affiliates;

(l)	the Master Services Agreement is terminated or ceases to be in full force and effect for any reason other than as a result of an Equity Event or an MSA Event; or

(m)
at any time after the execution and delivery thereof, (i) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or is declared null and void, or the Lenders do not have or cease to have a valid and perfected Lien in any material portion of the Collateral (for the avoidance of doubt, any pledge of Equity Interests shall constitute a material portion of the Collateral) purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of the Lenders to take any action within its control, or (ii) the Borrower contests the validity or enforceability of any Credit Document in writing or denies in writing that it has any further liability, including with respect to future advances by the Lenders, under any Credit Document or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Collateral Documents;

then, and in every such event (other than an event described in clause (f), (g) or (l) above), and at any time thereafter during the continuance of such event or any other such event, the Lenders may, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the availability of the Revolving Credit, and thereupon the Revolving Credit will terminate immediately, and/or (ii) declare the LIBOR Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the LIBOR Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, will become due and payable immediately in cash, without presentment, demand, protest or other notice of any kind except as set forth earlier in this paragraph, all of which are hereby waived by the Borrower. In the case of an event described in clause (f), (g) or (l) above, (x) the Revolving Credit will terminate immediately and (y) all outstanding principal of the LIBOR Loans, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, will become due and payable immediately in cash, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

In the case of the occurrence of an Equity Event or an MSA Event, the availability of the Revolving Credit shall automatically terminate and the principal amount of the Borrowings then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued under the financing documentation, will become due and payable in cash on the date that is six months following such Equity Event or MSA Event; provided that neither the occurrence of an Equity Event nor an MSA Event shall be considered a Default or Event of Default hereunder.

7.2	Legal Proceedings

If any Event of Default occurs, the Lenders may in their discretion, exercise any right or recourse and/or proceed by any action, suit, remedy or proceeding against the Borrower authorized or permitted by law for the recovery of all the Indebtedness and other liabilities of the Borrower to the Lenders and proceed to exercise any and all rights and remedies hereunder and under the other Credit Documents and no such remedy for the enforcement of the rights of the Lenders will be exclusive of or dependent on any other remedy but any one or more of such remedies may from time to time be exercised independently or in combination.

7.3	Non-Merger

The taking of a judgment or judgments or any other action or dealing whatsoever by the Lenders in respect of this Agreement will not operate as a merger of any Indebtedness of the Borrower to the Lenders or in any way suspend payment or affect or prejudice the rights, remedies and powers, legal or equitable, which the Lenders may have in connection with such liabilities and the surrender, cancellation or any other dealings with any security for such liabilities will not release or affect the liability of the Borrower hereunder.

ARTICLE 8
MISCELLANEOUS

8.1	Notices

Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein will be in writing and will be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, in each case, to the addressee, as follows:

8.1.1	if to the Borrower:

TerraForm Power, Inc.
250 Vesey Street, 15th Floor
New York, New York 10281
Attention: General Counsel

8.1.2	if to the Lenders:

Brookfield Asset Management Inc.
181 Bay Street, Suite 300
P.O. Box 762
Toronto, Ontario M5J 2T3
Attention: Romina Staunton
Facsimile: (416) 365-9642
 E-mail: Romina.Staunton@brookfield.com

With a copy to:

Brookfield Finance Luxembourg S.à r.l.
6 rue Eugène Ruppert
L-2453 Luxembourg
Grand Duchy of Luxembourg
Attention: Paul Galliver
 E-mail: Paul.Galliver@intertrustgroup.com

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement will be deemed to have been given on the date of receipt.

8.2	Waivers; Amendments

No failure or delay by the Lenders in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. Any waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom will be effective only in the specific instance and for the purpose for which given, and will only be effective if agreed to in writing by the Lenders. Without limiting the generality of the foregoing, the making of a LIBOR Loan will not be construed as a waiver of any Default, regardless of whether the Lenders may have had notice or knowledge of such Default at the time.

8.3	Expenses; Indemnity

8.3.1
The Borrower will pay (a) all reasonable out-of-pocket expenses incurred by the Lenders, including the reasonable fees, charges and disbursements of external counsel for the Lenders in connection with the negotiation and preparation of the Credit Documents (whether or not the transactions contemplated hereby or thereby will be consummated) and the management and administration of LIBOR Loans under this Agreement (whether or not any Borrowings are made hereunder), (b) all reasonable out-of-pocket expenses incurred by the Lenders, including the reasonable fees, charges and disbursements of external counsel for the Lenders, in connection with any amendments, modifications or waivers of the provisions hereof, and (c) all out-of-pocket expenses incurred by the Lenders, including the fees, charges and disbursements of counsel for the Lenders, in connection with the collection, enforcement or protection of its rights in connection with this Agreement, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such LIBOR Loans.

8.3.2
The Borrower will indemnify each Lender, its directors, officers and employees (each such Person including the directors, officers and employees herein referred to as an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, cost recovery actions, damages, expenses and liabilities of whatsoever nature or kind asserted by third parties, and all reasonable out-of-pocket expenses to which any Indemnitee may become subject, in each case arising out of or in connection with (a) the execution or delivery of any Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties thereto of their respective obligations thereunder, and the consummation of the transactions contemplated hereunder or thereunder, (b) any LIBOR Loan or any actual or proposed use of the proceeds therefrom, (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, (d) any other aspect of any Credit Document, or (e) the enforcement of any Indemnitee’s rights hereunder and any related investigation, defense, preparation of defense, litigation and enquiries (the “Claim”); provided that such indemnity will not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, wilful misconduct or wilful material breach of this Agreement by such Indemnitee. This Section 8.3.2 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, cost recovery actions, damages, expenses and liabilities arising from any non-Tax claim.

8.4	Successors and Assigns

8.4.1
The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lenders.

8.4.2
Each Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement with the consent of the Borrower (which consent, in the case of a proposed assignment to one or more Affiliates of such Lender, shall not be unreasonably withheld, conditioned or delayed).

8.4.3
If any Lender that is an Affiliate of BAM at the time that such Person becomes a Lender under this Agreement at any time ceases to be an Affiliate of BAM, such Lender shall assign all of its rights and obligations under this Agreement to an Affiliate of BAM pursuant to Section 8.4.2.

8.4.4
BAM, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a register for the recordation of the names and addresses of the Lenders (including any assignee) and principal amount (and stated interest) of the LIBOR Loans owing to, each Lender (and including any assignee) pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and, as to entries pertaining to it, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

8.5	Survival

All covenants, agreements, representations and warranties made by the Borrower herein and in the other Credit Documents will be considered to have been relied upon by the Lenders and will survive the execution and delivery of this Agreement and the making of any LIBOR Loans, and all such covenants and agreements will continue in full force and effect as long as the principal of or any accrued interest on any LIBOR Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Revolving Credit has not expired or been terminated, other than those amounts claimed or capable of being claimed under sections of this Agreement which, by the terms of this Agreement, survive termination of this Agreement. Sections 2.10, 2.11, 8.3 and 8.5 will survive and remain in full force and effect, regardless of the repayment of the Obligations or the expiration or termination of the Revolving Credit or this Agreement or any provision hereof.

8.6	Counterparts; Integration; Effectiveness

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which will constitute an original, but all of which when taken together will constitute a single contract. This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement will become effective when it will have been executed by the Lenders and when the Lenders will have received a counterpart hereof which bears the Borrower’s signature, and thereafter will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed original counterpart of a signature page of this Agreement by facsimile will be as effective as delivery of a manually executed original counterpart of this Agreement.

8.7	Severability

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction will not invalidate such provision in any other jurisdiction.

8.8	Right of Set Off

If an Event of Default will have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all of the obligations of the Borrower as of the Effective Date under this Agreement held by such Lender, irrespective of whether or not such Lender will have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this section are in addition to other rights and remedies (including other rights of set off) which such Lender may have.

8.9	Governing Law; Jurisdiction

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK. SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, THE BORROWER, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY THE LENDERS IN RESPECT OF RIGHTS UNDER ANY COLLATERAL DOCUMENT GOVERNED BY A LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE BORROWER AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 8.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE BORROWER IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY SECURITY DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

8.10	Waiver of Jury Trial

EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 8.11 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

8.11	Headings

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and will not affect the construction of or be taken into consideration in interpreting, this Agreement.

8.12	Usury Savings Clause

Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law, shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, then the outstanding amount of the LIBOR Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the LIBOR Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Lenders an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the LIBOR Loans made hereunder or be refunded to the Borrower.

8.13	No Fiduciary Duty

The Lenders and their Affiliates (collectively, solely for purposes of this paragraph, the “Lender”), may have economic interests that conflict with those of the Borrower, its stockholders (other than the Lender) and/or its or their respective Affiliates. The Borrower agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lender, on the one hand, and the Borrower, its stockholders or its or their respective Affiliates, on the other. The Borrower acknowledges and agrees that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) the Lender has not assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its or their respective Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether the Lender has advised, is currently advising or will advise the Borrower, its stockholders or its or their respective Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Credit Documents and (y) the Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other Person. The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that the Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

8.14	Electronic Execution of Credit Documents

The words “execution,” “signed,” “signature,” and words of like import in any Credit Document, including any documentation effecting the assignment of any Lender’s rights and obligations hereunder pursuant to Section 8.4.2, shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

8.15	Independence of Covenants

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TERRAFORM POWER, INC.

BY:	/s/ Rebecca Cranna
Name: Rebecca Cranna
Title: Executive Vice President and Chief Financial Officer

BROOKFIELD ASSET MANAGEMENT INC.

BY:	/s/ Rami El Jurdi
Name: Rami El Jurdi
Title: Vice President, Finance

BROOKFIELD FINANCE LUXEMBOURG S.À R.L.

BY:	/s/ Damien Warde
Name: Damien Warde
Title: Manager

EXHIBIT A
 FORM OF BORROWING REQUEST

Date: ●

The undersigned, TerraForm Power, Inc., a Delaware corporation (the “Borrower”), refers to the Credit Agreement dated as of October 16, 2017, between the Borrower and Brookfield Asset Management Inc. and Brookfield Finance Luxembourg S.à r.l., as Lenders (the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein will have the meanings assigned to such terms in the Credit Agreement.

The Borrower hereby gives you notice pursuant to Sections 2.3 of the Credit Agreement that it requests a Borrowing under the Credit Agreement as follows:

(A)	Amount and Interest Period: a LIBOR Loan in the amount of $● and with an interest period of ● months.

(B)	Date of Borrowing:_____________________

(C)	Account of the Borrower to which the funds are to be disbursed.

(D)
The undersigned confirms having read the provisions of the Credit Agreement which are relevant to the furnishing of this Borrowing Request. The undersigned confirms that the Borrower has complied with all conditions precedent for the requested Borrowing.

The Borrower hereby certifies that (i) the representations and warranties contained in the Credit Documents are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof, and (ii) at the time of and immediately after giving effect to the Borrowing contemplated hereby, no Default or Event of Default has occurred or will be continuing.

TERRAFORM POWER, INC.

Per:
Name:
Title:

A-1

EXHIBIT B-1

[FORM OF]

CERTIFICATE RE NON-BANK STATUS
 (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 16, 2017 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among TerraForm Power, Inc., Brookfield Asset Management Inc. and Brookfield Finance Luxembourg S.à r.l.

Pursuant to the provisions of Section 2.11.5 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the LIBOR Loan(s) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower, and (2) the undersigned shall have at all times furnished the Borrower with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: __________, 20[ ]

B-1-1

EXHIBIT B-2

[FORM OF]

CERTIFICATE RE NON-BANK STATUS
(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 16, 2017 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among TerraForm Power, Inc., Brookfield Asset Management Inc. and Brookfield Finance Luxembourg S.à r.l.

Pursuant to the provisions of Section 2.11.5 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the LIBOR Loan(s) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such LIBOR Loan(s), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Credit Document, neither the undersigned nor any of its direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS W-8BEN-E from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower, and (2) the undersigned shall have at all times furnished the Borrower with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: __________, 20[ ]

B-2-1

EXHIBIT C

EXHIBIT C
 FORM OF REGISTER

Name/Address of Lender	Principal Amount of Loans	Stated Interest

C-1